Exhibit 5.1

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460
www.lw.com
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Cipher Mining Inc.

1 Vanderbilt Avenue, Floor 54

New York, New York 10017

Re:	Registration Statement on Form S-3; 10,438,413 Shares of Common Stock, par value $0.001 per share

To the addressee set forth above:

We have acted as special counsel to Cipher Mining Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling securityholder named in the Registration Statement (as defined below) of up to 10,438,413 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 3, 2025 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as expressly stated herein with respect to the sale of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers, or managers authorised by the SRA. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

March 3, 2025

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus contained therein under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP